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                                                                       Exhibit 5

                                                             March 29, 2001


The Board of Directors
CRAY INC.

Dear Sirs:

        I am the general counsel of Cray Inc. (the "Company") and have supervised the corporate proceedings in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 relating to the issuance of an aggregate of three million shares of Common Stock (the "Shares") of the Company pursuant to the Company's 1999 Stock Option Plan and the 2000 Non-Executive Employee Stock Option Plan (the "Plans"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued pursuant to the Plans, will be legally issued, fully paid and nonassessable.

                                               Very truly yours,

                                               /s/
                                               -----------------------------
                                               Kenneth W. Johnson
                                               General Counsel